P.O. Box 25099 Richmond, VA 23260  phone: (804) 359-9311  fax (804) 254-3594

PRESS RELEASE

CONTACT	RELEASE
Candace C. Formacek	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Announces

42nd Annual Increase in Dividends

Richmond, VA • November 6, 2012 / PRNEWSWIRE

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company’s Board of Directors has increased the quarterly dividend on the common shares of the Company by one cent to fifty cents ($0.50) per share. The dividend is payable February 11, 2013, to common shareholders of record at the close of business on January 14, 2013. This increase indicates an annualized rate of $2.00 per share and a yield of approximately 4.1% based on the $49.32 closing price on November 5, 2012.

In addition, the Board of Directors declared a quarterly dividend of $16.875 per share on the Series B 6.75% Convertible Perpetual Preferred Stock, payable December 15, 2012, to shareholders of record as of 5:00 p.m. Eastern Time on December 1, 2012.

Mr. Freeman noted, "This is our 42nd consecutive annual dividend increase. Universal has raised its common dividend every year since 1971. We are proud of our strong record of returning value to our shareholders, and our consistent dividend delivery is one aspect of that record.”

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2012, were $2.4 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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